Filed Pursuant to Rule 424(b)(5)

Registration No. 333-213597

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security	Proposed maximum aggregate offering price	Amount of registration fee(1)
3.200% Senior Notes due 2026	$500,000,000	99.957%	$499,785,000	$50,328

(1)	This filing fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus supplement

(To prospectus dated September 12, 2016)

Ingredion Incorporated

$500,000,000 3.200% Senior Notes due 2026

We are offering $500,000,000 of 3.200% Senior Notes due 2026, which will mature on October 1, 2026, which we refer to as the notes. Interest on the notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2017. We may redeem the notes at our option, at any time in whole or from time to time in part, at the redemption price set forth under “Description of the notes—Optional redemption.” We may be required to offer to repurchase the notes upon the occurrence of a change of control triggering event at the repurchase price set forth under “Description of the notes—Repurchase upon change of control repurchase event.”

The notes will be unsecured obligations of our company and will rank equally with all of our other existing and future unsecured, senior indebtedness. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will not be listed on any securities exchange or quoted on any automated quotation system. Currently, there is no established trading market for the notes.

Investing in the notes involves risks. See “Risk factors” beginning on page S-8.

	Per note	Total
Public offering price(1)	99.957%	$499,785,000

Underwriting discount	0.650%	$3,250,000

Proceeds, before expenses, to Ingredion	99.307%	$496,535,000
(1)	Plus accrued interest, if any, from September 22, 2016.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, on or about September 22, 2016.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Citigroup	HSBC	Mizuho Securities

Co-Managers

BB&T Capital Markets	BMO Capital Markets	Loop Capital Markets	US Bancorp	Wells Fargo Securities

The date of this prospectus supplement is September 15, 2016.

Prospectus supplement

Page

About this prospectus supplement	S-i
Forward-looking statements	S-i
Prospectus supplement summary	S-1
Risk factors	S-8

Prospectus

Plan of Distribution	14
Legal Matters	14
Experts	14
Where You Can Find More Information	14

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus we authorize that supplements this prospectus supplement. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the notes. The second part is the accompanying prospectus, which provides more general information, some of which may not be applicable to the offering of the notes. This prospectus supplement and the accompanying prospectus include important information about us, the notes and other information you should review before investing in the notes. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before investing in the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information about us described under “Where you can find more information.”

As used in this prospectus supplement, unless stated otherwise or the context requires otherwise, “Ingredion,” “the Company,” “we,” “us” and “our” refer to Ingredion Incorporated and its subsidiaries.

Forward-looking statements

This prospectus supplement and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus contain or may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend these forward-looking statements to be covered by the safe harbor provisions for such statements. These forward-looking statements include, among other things, any statements regarding our prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning our prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this prospectus supplement or the documents incorporated or deemed to be incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus are “forward-looking statements.” These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including:

•	the effects of global economic conditions, including, particularly, the continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products;

•	our ability to collect our receivables from customers and our ability to raise funds at reasonable rates;

•	fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations;

•	fluctuations in the markets and prices for our co-products, particularly corn oil;

•	fluctuations in aggregate industry supply and market demand;

•	the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates;

•	volatility and turmoil in the capital markets;

S-i

•	the commercial and consumer credit environment;

•	general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products;

•	future financial performance of major industries we serve, including, without limitation, the food and beverage, paper, corrugated and brewing industries;

•	energy costs and availability, freight and shipping costs;

•	changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates;

•	operating difficulties;

•	availability of raw materials, including potato starch, tapioca and the specific varieties of corn upon which our products are based;

•	energy issues in Pakistan;

•	boiler reliability;

•	our ability to effectively integrate and operate acquired businesses;

•	our ability to achieve budgets and to realize expected synergies;

•	our ability to complete planned maintenance and investment projects successfully and on budget;

•	labor disputes;

•	genetic and biotechnology issues;

•	changing consumption preferences, including those relating to high fructose corn syrup;

•	increased competitive and/or customer pressure in the corn-refining industry; and

•	the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see the information described below under the heading “Risk factors.”

S-ii

Prospectus supplement summary

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Before making an investment decision, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference, the “Risk factors” section included in this prospectus supplement and the financial statements and related notes incorporated by reference herein.

The company

We are a leading global ingredients solutions provider. We turn corn, tapioca, potatoes, rice and other vegetables and fruits into value-added ingredients and biomaterials for the food, beverage, paper and corrugating, brewing, pharmaceutical, textile and personal care industries, as well as the global animal feed and corn oil markets.

Our product line includes starches and sweeteners, animal feed products and edible corn oil. Our starch-based products include both food-grade and industrial starches, and biomaterials. Our sweetener products include glucose syrups, high maltose syrups, high fructose corn syrup, caramel color, dextrose, polyols, maltodextrins and glucose and syrup solids.

We believe our approach to production and service, which focuses on local management and production improvements of our worldwide operations, provides us with a unique understanding of the cultures and product requirements in each of the geographic markets in which we operate, bringing added value to our customers through innovative solutions. At the same time, we believe that our corporate functions allow us to identify synergies and maximize the benefits of our global presence.

Our consolidated net sales were $5.62 billion in 2015. Net sales for the six month period ended June 30, 2016 totaled $2.82 billion, up 1 percent from first-half 2015 net sales of $2.78 billion. Approximately 60 percent of our 2015 net sales were provided from our North American operations. Our South American operations provided 18 percent of net sales, while our Asia Pacific and EMEA (Europe, Middle East and Africa) operations contributed approximately 13 percent and 9 percent, respectively.

Our principal executive offices are located at 5 Westbrook Corporate Center, Westchester, Illinois 60154 and our telephone number is (708) 551-2600.

Recent developments

We are party to a revolving credit agreement with JPMorgan Chase Bank, National Association, as administrative agent, and a syndicate of lenders, pursuant to which the lenders provide a revolving credit facility in an aggregate principal amount of up to $1.0 billion maturing on October 22, 2017, which we refer to as our “revolving credit facility,” unless the context requires otherwise. We are currently negotiating a refinancing of our revolving credit facility that would, among other things, extend the maturity date and provide for an accordion feature in an amount of up to an additional $500.0 million. There can be no assurance that we will be successful in completing the refinancing on such terms or at all.

The offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the notes.” For purposes of the description of the notes included in this prospectus supplement, references to “Ingredion,” the “Company,” “we,” “us” and “our” refer only to Ingredion Incorporated and do not include its subsidiaries.

Issuer	Ingredion Incorporated

Securities	$500 million in principal amount of 3.200% Senior Notes due 2026.

Maturity	Unless earlier redeemed or repurchased by us, the notes will mature on October 1, 2026.

Interest rate	Interest on the notes will accrue from September 22, 2016 at a rate of 3.200% per year.

Interest payment dates	April 1 and October 1 of each year, commencing April 1, 2017.

Ranking	The notes will be unsecured obligations of the Company and will rank equally with all of our other existing and future unsecured, senior indebtedness. The notes will be effectively subordinated in right of payment to all of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. The notes will also be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables. At June 30, 2016, we had approximately $1.83 billion of indebtedness outstanding on a consolidated basis, none of which was secured indebtedness and approximately $29 million of which was subsidiary indebtedness.

Optional redemption	The notes, at any time and from time to time prior to July 1, 2026 (the “Par Call Date”), will be redeemable at our option at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) from the redemption date to the Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points;

plus, in each case, accrued and unpaid interest to, but excluding, the redemption date of the notes to be redeemed.

At any time and from time to time on or after the Par Call Date, we may redeem the notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date of the notes to be redeemed.

Repurchase at the option of holders upon a Change of Control Repurchase Event
If we experience a “Change of Control Repurchase Event” (as defined under “Description of the notes—Definitions”), we will be required to offer to repurchase the notes at a repurchase price equal to 101% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

Covenants	The indenture governing the notes will contain certain covenants for your benefit. These covenants will restrict our ability to:

•	incur debt secured by liens;

•	engage in certain sale-leaseback transactions; and

•	merge or consolidate or sell all or substantially all of our assets.

These covenants will be subject to significant exceptions. In addition, neither the indenture nor the notes will limit the amount of indebtedness that we may incur, provide holders any protection should we be involved in a highly leveraged transaction or limit the amount of assets that we may dispose of or in which we may invest. See “Description of Debt Securities—Certain Restrictions” in the accompanying prospectus.

Further issues	We may from time to time, without notice to or the consent of the holders or beneficial owners of the notes, “reopen” the series of notes by issuing additional notes of the same series having the same ranking, interest rate, maturity and other terms (except for the issue date, public offering price and, in some cases, the first interest payment date and date from which interest shall begin to accrue) as the notes of the series offered hereby. Any such additional notes will constitute part of the same series as the notes offered hereby.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $497 million after deducting the underwriting discount and before deducting other estimated expenses. We intend to use the net proceeds from this offering to repay approximately $350 million of outstanding indebtedness under our term loan, to repay approximately $42 million of outstanding indebtedness under our revolving credit facility and the remaining amount for general corporate purposes.

Denominations	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Book-entry	We will issue the notes in the form of one or more global securities in definitive, fully registered, book-entry form. The global securities will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Conflicts of interest	Affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mizuho Securities USA Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BMO Capital Markets Corp., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are agents and/or lenders under our revolving credit facility.

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated are also agents and/or lenders under our term loan credit agreement with Bank of America, National Association, as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as sole bookrunner and sole lead arranger, and a syndicate of lenders, pursuant to which the lenders provide a term loan in an aggregate principal amount of up to $350 million, which we refer to as our “term loan,” unless the context requires otherwise.

As described in “Use of proceeds,” the net proceeds from this offering will be used to repay outstanding indebtedness under our revolving credit facility and our term loan. As affiliates of certain of the underwriters will receive more than 5% of the proceeds of this offering, not including underwriting compensation, such underwriters have a “conflict of interest,” as defined in FINRA Rule 5121 adopted by the Financial Industry Regulatory Authority, Inc. (“FINRA”). Consequently, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the accountholder. In accordance with FINRA Rule 5121, a “qualified independent underwriter” is not required because the notes offered are “investment grade rated,” as that term is defined in FINRA Rule 5121.

Risk factors	Investing in the notes involves risks. See the information described or referred to under “Risk factors” for certain risks you should particularly consider before investing in the notes.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing law	The notes will be, and the indenture under which they will be issued is, governed by and construed in accordance with the laws of the State of New York.

Summary historical financial information

The following tables set forth our summary historical financial information. The summary historical income statement information for the years ended December 31, 2015, 2014 and 2013 and the summary historical balance sheet information as of December 31, 2015 and 2014 are derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The summary historical balance sheet information as of December 31, 2013 is derived from our audited consolidated financial statements not incorporated by reference in this prospectus supplement. The summary historical income statement information for the six months ended June 30, 2016 and 2015, and the summary historical balance sheet information as of June 30, 2016 is derived from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus supplement. The summary historical balance sheet information as of June 30, 2015 is derived from our unaudited condensed consolidated financial statements not incorporated by reference in this prospectus supplement. The results for the six months ended June 30, 2016 are not necessarily indicative of the results that may be expected for the entire year. Our unaudited interim financial statements reflect all adjustments that management considers necessary for a fair statement of the financial position and results of operations for such periods in accordance with U.S. generally accepted accounting principles. Historical results are not necessarily indicative of the results that may be expected for any future period.

The summary historical financial information should be read in conjunction with our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our quarterly report on Form 10-Q for the quarter ended June 30, 2016, which we have filed with the Securities and Exchange Commission (the “SEC”) and are incorporated by reference in this prospectus supplement.

	Six months ended June 30,		Years ended December 31,
(in millions)	2016	2015	2015	2014	2013
Income statement information:	(unaudited)
Net sales before shipping and handling costs	$2,966	$2,946	$5,958	$5,998	$6,653
Less: shipping and handling costs	151	167	337	330	325
Net sales	2,815	2,779	5,621	5,668	6,328
Cost of sales	2,121	2,180	4,379	4,553	5,197
Gross profit	694	599	1,242	1,115	1,131
Operating expenses	282	276	555	525	534
Other (income)—net	1	1	(1)	(24)	(16)
Impairment/restructuring charges	13	10	28	33	—
Operating income	398	312	660	581	613
Financing costs—net	33	30	61	61	66
Income before income taxes	365	282	599	520	547
Provision for income taxes	111	87	187	157	144
Net income	254	195	412	363	403
Less: Net income attributable to non-controlling interests	6	5	10	8	7
Net income attributable to Ingredion	248	190	402	355	396

	Six months ended June 30,		Years ended December 31,
(in millions)	2016	2015	2015	2014	2013
Balance sheet information:	(unaudited)
Total current assets	$2,138	$2,276	$1,950	$2,144	$2,214
Property, plant and equipment—net	2,037	2,082	1,989	2,073	2,156
Total assets	5,313	5,470	5,074	5,085	5,353
Long-term debt	1,801	1,838	1,819	1,798	1,710
Total debt	1,830	2,210	1,838	1,821	1,803
Total Ingredion stockholders’ equity	2,434	2,198	2,144	2,177	2,404
Total equity	2,461	2,229	2,180	2,207	2,429
Additional data:
Depreciation and amortization	$96	$96	$194	$195	$194
Capital expenditures, net of proceeds on disposals	125	332	280	276	298

Risk factors

An investment in the notes involves significant risks. Before purchasing any notes, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or the applicable prospectus supplement, including the following risk factors and the information under the heading “Risk Factors” and elsewhere in the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this prospectus supplement. Our business, financial condition, results of operations or liquidity could be adversely affected by any of these risks.

The risks and uncertainties we describe are not the only ones we face. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition, results of operations or liquidity could result in a decline in the value of the notes and the loss of all or part of your investment. In addition, there may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Risks related to the notes

The notes are effectively junior to the existing and future liabilities of our subsidiaries.

The notes will be our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, senior obligations. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes. In addition, any payment of dividends, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation, reorganization or winding up, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. At June 30, 2016, we had approximately $1.83 billion of indebtedness outstanding on a consolidated basis, approximately $29 million of which was subsidiary indebtedness that is structurally senior to the notes.

Your right to receive payments on the notes is effectively subordinated to the rights of secured creditors.

The notes will not be secured by any of our assets or any of our subsidiaries’ assets. Therefore, the notes will be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the assets securing that indebtedness. Our assets securing indebtedness will be subject to the prior claims of our secured creditors. In the event of our bankruptcy, liquidation, reorganization or winding up, our assets that secure debt will be available to pay our other obligations, including the notes, only after all debt secured by those assets has been repaid in full. There can be no assurance that any of our assets will remain following the application to pay such secured debt and, if there are any remaining assets, holders of notes will participate in such assets ratably with all remaining unsecured creditors, including trade creditors.

The negative covenants in the indenture governing the notes provide limited protection to the holders of the notes and may not protect your investment.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

Furthermore, the indenture governing the notes will not prohibit us from engaging in many types of transactions, including certain acquisitions, refinancings, recapitalizations or other similar transactions that could increase the total amount of our indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the market value of the notes. In addition, the indenture governing the notes will not require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations.

Our credit ratings may not reflect all risks of your investments in the notes, and the market value of the notes could decrease if the credit ratings of the notes are lowered or withdrawn.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

Furthermore, these ratings are subject to ongoing evaluation by credit rating agencies and there can be no assurance that a rating will remain for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by a rating agency or placed on a so-called “watch-list” for a possible downgrade or assigned a negative ratings outlook if in such rating agency’s judgment circumstances so warrant. The assignment by a rating agency of a rating on the notes lower than the rating expected by investors or actual or anticipated changes or downgrades in our credit ratings, including announcements that our ratings are under review for a downgrade or have been assigned a negative outlook, would likely adversely affect any trading market for, and the market value of, the notes and also increase our borrowing costs.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at a price that you deem sufficient.

The notes are new issues of securities for which there currently is no established trading market. We do not intend to list the notes on a national securities exchange or apply for quotation on an automated quotation system. While the underwriters of the notes have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for the notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

We may redeem your notes at our option, which may adversely affect your return.

As described under “Description of the notes—Optional redemption,” we have the right to redeem the notes in whole at any time or from time to time in part. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes.

Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our indebtedness or to refinance our indebtedness will depend on our future operating performance. Prevailing economic conditions (including interest rates) and financial, business and other factors, many of which are beyond our control, may also affect our ability to meet these obligations. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We may not be able to refinance any of our indebtedness when needed on commercially reasonable terms or at all.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Repurchase Event (as defined under “Description of the notes—Definitions”), each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If we experience a Change of Control Repurchase Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase a series of notes as required under the terms of that series of notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the notes—Repurchase upon change of control repurchase event.”

An increase in market interest rates could result in a decrease in the market value of the notes.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In general, as market interest rates rise, debt securities bearing interest at fixed rates of interest decline in value. Consequently, if you purchase notes bearing interest at fixed rates of interest and market interest rates increase, the market values of those notes may decline. We cannot predict the future level of market interest rates.

Use of proceeds

The net proceeds to us from the sale of the notes will be approximately $497 million after deducting the underwriting discount and before deducting other estimated expenses. We intend to use the net proceeds of this offering to repay approximately $350 million of outstanding indebtedness under our term loan, to repay approximately $42 million of outstanding indebtedness under our revolving credit facility and the remaining amount for general corporate purposes. As of June 30, 2016, we had approximately $83 million of indebtedness outstanding under our revolving credit facility bearing interest at the rate of 1.70% and maturing on October 22, 2017 and approximately $350 million of indebtedness outstanding under our term loan bearing interest at the rate of 1.26% and maturing on January 10, 2017.

Capitalization

The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2016:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of the notes in this offering and the use of the net proceeds as set forth in “Use of proceeds,” as if they had occurred on that date.

	June 30, 2016
(unaudited, in millions)	Actual	As adjusted
Cash and cash equivalents	$487	$551
Total short-term debt	$29	$29

Long-term debt:
Revolving Credit Facility(1)	$83	$—
Term Loan	350	—
1.800% Senior Notes due 2017	299	299
6.000% Senior Notes due 2017	200	200
4.625% Senior Notes due 2020	398	398
5.62% Senior Notes due 2020	200	200
3.200% Senior Notes due 2026	—	500
6.625% Senior Notes due 2037	254	254
Other	17	17

Total long-term debt	1,801	1,868
Share based payments subject to redemption	22	22
Ingredion stockholders’ equity:
Common stock (par value $0.01)	1	1
Additional paid-in capital	1,149	1,149
Less: Treasury stock at cost	(432)	(432)
Accumulated other comprehensive loss	(1,019)	(1,019)
Retained earnings	2,735	2,735

Total Ingredion stockholders’ equity	2,434	2,434
Non-controlling interests	27	27

Total capitalization	$4,284	$4,351

(1)	We anticipate that as of September 22, 2016 we will have approximately $42 million of outstanding indebtedness under our revolving credit facility.

Ratio of earnings to fixed charges

Our ratios of earnings to fixed charges for each of the periods indicated are set forth below. The information set forth below should be read together with the financial statements and the accompanying notes incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where you can find more information.”

	Six months ended June 30,	Year ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	10.74x	9.01x	7.79x	7.79x	8.06x	7.65x

(1)	The ratio of earnings to fixed charges equals earnings divided by fixed charges. Earnings is defined as income before income taxes and earnings of non-controlling interests, plus fixed charges, minus capitalized interest. Fixed charges is defined as interest expense on debt, plus amortization of discount on debt, plus interest portion of rental expense on operating leases.

Description of the notes

The following description of the particular terms of the notes supplements the description of the general terms and provisions of the “debt securities” set forth in the accompanying prospectus, to which reference is made.

The notes will be issued under an indenture dated as of August 18, 1999 between us and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to The Bank of New York), as Trustee. We have summarized selected provisions of the indenture and the notes below. This summary is not complete and is qualified in its entirety by reference to the indenture. If you would like more information on the provisions of the indenture, you should review the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus supplement is a part. You should carefully read the summary below, the accompanying prospectus and the provisions of the indenture before investing in the notes.

References in this section of the prospectus supplement to “Ingredion,” the “Company,” “we,” “us” and “our” are only to Ingredion Incorporated, the issuer of the notes, and not to its subsidiaries.

General

The notes will mature on October 1, 2026. The notes will bear interest at the rate of 3.200% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2017. Interest accrues from September 22, 2016. Interest will be paid to the person in whose name the note is registered, subject to certain exceptions as provided in the indenture, at the close of business on the March 15 or September 15, as the case may be, immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal and interest will be payable, and the notes will be transferable or exchangeable, at the office or offices or agency maintained by us for these purposes. Payment of interest on the notes may be made at our option by check mailed to the registered holders.

The notes will be unsecured obligations of our company and will rank equally with all of our other existing and future unsecured, senior indebtedness. The notes will be effectively subordinated in right of payment to all of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness. The notes will also be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of our notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will be recognized behind these creditors. At June 30, 2016, we had approximately $1.83 billion of indebtedness outstanding on a consolidated basis, none of which was secured indebtedness and approximately $29 million of which was subsidiary indebtedness. This subsidiary indebtedness is structurally senior to the notes.

The indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. We may, from time to time, without giving notice to or seeking the consent of the holders or beneficial owners of the notes, “reopen” the series of notes offered hereby by issuing additional notes having the same ranking, interest rate, maturity and other terms (except for the issue date, issue price and, in some cases, the first interest payment date, and the date from which interest will begin to accrue) as the notes issued in this offering. Any additional notes having such similar terms, together with the notes, will constitute a single series of securities under the indenture, provided that if such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes shall have separate CUSIP, ISIN and other identifying numbers.

Any payment otherwise required to be made in respect of the notes on a date that is not a business day for the notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of such delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which banking institutions in New York City, or any other city in which the paying agent is being utilized, are authorized or obligated by law or executive order to close.

The notes will be issued only in fully registered form without coupons and in denominations of $2,000 or in integral multiples of $1,000 in excess thereof. No service charge will be made for any transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company. Except as described in the accompanying prospectus under “Description of Debt Securities—Book-Entry,” the notes will not be issuable in certificated form.

Optional redemption

The notes, at any time and from time to time prior to July 1, 2026 (the “Par Call Date”), will be redeemable at our option at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) from the redemption date to the Par Call Date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points;

plus, in each case, accrued and unpaid interest to, but excluding, the redemption date of the notes to be redeemed.

At any time and from time to time on or after the Par Call Date, we may redeem the notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date of the notes to be redeemed.

Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed, calculated as if the maturity date of such notes were the Par Call Date (the “Remaining Term”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee is provided with fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City, which we refer to as a Primary Treasury Dealer, we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed (or, in the case of global securities, delivered in accordance with DTC’s procedures) at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed (which notice, so long as the notes are represented by a global security, will be given to DTC (or its nominee) or a successor depositary (or its nominee)). Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by lot by DTC, in the case of notes represented by a global security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of notes that are not represented by a global security.

Sinking fund

The notes will not be entitled to any sinking fund.

Repurchase upon change of control repurchase event

If a Change of Control Repurchase Event (as defined below) occurs, unless we have exercised our right to redeem the notes as described above, we will make an offer to each holder of notes to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000 in excess thereof) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of notes to be repurchased, plus accrued and unpaid interest to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at our option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, we will mail a notice to each holder (or, in the case of global securities, give notice in accordance with DTC’s procedures), with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or delivered. The notice shall, if mailed or delivered prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

Holders electing to have a note or portion thereof repurchased in connection with a Change of Control Repurchase Event will be required to surrender the note (which, in the case of global securities, must be made in accordance with the procedures of DTC, as depositary for the notes) to the Trustee under the indenture (or to such other person as may be designated by us for such purpose) as provided in the applicable notice prior to the close of business on the third business day immediately preceding the payment date for such Change of Control Repurchase Event and to comply with other procedures and requirements set forth in such notice.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the Change of Control Repurchase Event payment date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes (equal to $2,000 or in integral multiples of $1,000 in excess thereof) properly tendered pursuant to our offer;

•	deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

Interest on the notes and portions of a note properly tendered for repurchase pursuant to a Change of Control Repurchase Event and not withdrawn will cease to accrue on and after the payment date for such Change of Control Repurchase Event, unless we shall have failed to accept such notes and such portions of notes for payment or failed to deposit the aggregate purchase price in respect thereof in accordance with the immediately preceding paragraph.

The paying agent will promptly mail to each holder of notes properly tendered the repurchase price for the notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

Our obligation to purchase notes tendered by holders following a Change of Control Repurchase Event may not provide holders of notes protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us that could adversely affect holders of the notes. Also, the definition of “Change of Control” (see “—Definitions—Change of Control” below) includes the concept of the sale, transfer, conveyance or disposition of “all or substantially all” of the properties or assets of us and our subsidiaries, taken as a whole. There is no precise definition of “all or substantially all” under applicable law and only limited case law interpreting that phrase. Therefore, our obligation to offer to repurchase the notes as a result of a disposition of less than all of our properties and assets on a consolidated basis may be uncertain.

To the extent that we are required to offer to repurchase the notes upon the occurrence of a Change of Control Repurchase Event, we may have a similar obligation with regard to certain of our other indebtedness. We may not have sufficient funds to repurchase the notes and such other indebtedness for cash at that time. In addition, our ability to repurchase the notes or such other indebtedness for cash may be limited by law or the terms of other agreements relating to our indebtedness that is outstanding at the time. The failure to make a required repurchase of the notes would result in a default under the indenture.

The Change of Control Repurchase Event covenant shall cease to be applicable to the notes and we shall be released from our obligations thereunder with respect to the notes (and any failure by us to comply therewith shall not constitute a default or event of default under the indenture) if we shall have effected “legal defeasance,” “covenant defeasance” or “satisfaction and discharge” (as those terms are defined in the accompanying prospectus under “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants” and “—Satisfaction and Discharge”) with respect to the notes.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings and adversely affect the value of the notes.

Definitions

“Below Investment Grade Rating Event” means the notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Ingredion and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Ingredion or one of its subsidiaries; or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of Ingredion’s Voting Stock.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings Ltd. and any successor to its rating agency business.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc. and any successor to its rating agency business.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Fitch, Moody’s or S&P, as the case may be.

“S&P” means S&P Global Ratings and any successor to its rating agency business.

“Voting Stock” means Ingredion capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of Ingredion, even if the right so to vote has been suspended by the happening of such a contingency.

Events of default

With respect to this series of notes, “Event of Default” shall have the meaning set forth in the accompanying prospectus under “Description of Debt Securities—Events of Default,” except that the failure to pay any principal, premium or interest on any of our Indebtedness will only constitute an “Event of Default” in the case of any such failure which relates to at least $50 million of Indebtedness in the aggregate (excluding Indebtedness evidenced by the debt securities or otherwise arising under the indenture), and the continuation of such failure after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness.

Book-entry, delivery and form

Global securities

We will issue the notes in the form of one or more global securities in definitive, fully registered, book-entry form. The global securities will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global securities through either DTC, in the United States, Clearstream Banking S.A. (“Clearstream”) or Euroclear Bank SA/NV (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC;

•	DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by the users of its regulated subsidiaries;

•	access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global security to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global security to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global security must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global security.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global securities will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global security as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Global clearance and settlement procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated notes

Individual certificates in respect of the notes will not be issued in exchange for the global securities, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global security upon surrender by DTC of the global security if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global security or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	subject to DTC’s procedures, we determine not to have the notes of such series represented by a global security.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Material U.S. federal income tax considerations

The following summary describes the material U.S. federal income and certain estate tax consequences of acquisition, ownership, and disposition of notes. This summary provides general information only and is directed solely to original beneficial owners purchasing notes in this offering at the “issue price” of such notes as determined for U.S. federal income tax purposes, that is, the first price to the public at which a substantial amount of such notes are sold (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary is based on the U.S. Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), existing administrative pronouncements and judicial decisions, existing and proposed U.S. Treasury regulations (“Treasury Regulations”), and interpretations of the foregoing, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly with retroactive effect. This summary discusses only notes held by a beneficial owner as capital assets within the meaning of Section 1221 of the Code. This summary does not discuss all of the tax consequences that may be relevant to a beneficial owner in light of the beneficial owner’s particular circumstances or to beneficial owners subject to special rules, such as certain financial institutions; insurance companies; dealers in securities; persons holding notes in connection with a hedging transaction, “straddle,” conversion transaction or other integrated transaction; persons who have ceased to be U.S. citizens or to be taxed as resident aliens; certain corporations that have participated in “inversion transactions”; regulated investment companies, real estate investment trusts or other financial conduits; persons subject to the alternative minimum tax; tax-exempt beneficial owners (including individual retirement accounts); or United States persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar.

If a partnership or an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes owns notes, the tax treatment of a partner in such partnership or a member in such entity will generally depend upon the status of the partner or member and upon the activities of the partnership or other such entity. Partners of partnerships and members of such other entities owning notes should consult their own tax advisors as to the consequences of owning notes based on their individual circumstances.

Persons considering the purchase of notes should consult their own tax advisors with regard to the application of the U.S. federal income and estate tax laws to their particular situations, as well as any other tax consequences arising under other U.S. laws and the laws of any state, local or foreign taxing jurisdiction.

Tax consequences to United States persons

For purposes of the following discussion, “United States person” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation, or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and (2) one or more United States persons have the authority to control all substantial decisions of the trust. Certain trusts in existence on August 20, 1996 that have a valid election in place may also be treated as a United States person.

If a Change of Control Repurchase Event occurs with respect to the notes of a series, we may be obligated to offer to redeem such notes for an amount that exceeds their outstanding principal.

Additionally, we may, at our option, redeem the notes on the terms described above in “Description of the notes—Optional redemption.” These terms may implicate the provisions of Treasury Regulations relating to

“contingent payment debt instruments.” We intend to take the position that the contingency that such redemption will occur is “remote” or “incidental” (within the meaning of applicable Treasury Regulations) and therefore that the notes are not subject to the rules governing contingent payment debt instruments. If our position were found to be incorrect and the notes were deemed to be contingent payment debt instruments, a United States person might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than capital gain and accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of the notes, even if such United States person is a cash method taxpayer. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Payments of interest

Interest on a note generally will be taxable to a United States person as ordinary interest income at the time it is accrued or is received in accordance with the United States person’s method of accounting for tax purposes.

Sale, exchange, retirement or other taxable disposition of the notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, retirement or other taxable disposition and the United States person’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to interest on the note that has not previously been included in income, which will be includable as interest as described under “Payments of interest” above. A United States person’s adjusted tax basis in a note generally will equal the cost of the notes to the United States person.

In general, gain or loss realized on the sale, exchange, redemption or other taxable disposition of a note will be capital gain or loss. Prospective investors should consult their tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals, trusts or estates) and losses (the deductibility of which is subject to limitations).

Backup withholding and information reporting

Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on a note, and to payments of proceeds of the sale or exchange of a note, to United States persons who are not “exempt recipients,” including corporations and other entities who, when required, fail to demonstrate their exempt status. Ingredion, its agent, a broker, or any paying agent, as the case may be, will be required to backup withhold from any such payment if the United States person fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, fails to certify that such United States person is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a United States person may be credited against that United States person’s U.S. federal income tax and may entitle that United States person to a refund, provided that the required information is timely furnished to the U.S. Internal Revenue Service (“IRS”).

Tax on net investment income

A 3.8% tax is imposed on all or a portion of the “net investment income” (within the meaning of the Code) of certain U.S. individuals and on the undistributed net investment income of certain estates and trusts. For individuals, the additional 3.8% tax generally is imposed on all or a portion of the net investment income of individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers). For these purposes, “net investment income” generally will include any interest paid on, or gain realized on the taxable disposition of, the notes. Prospective investors should consult their own tax advisor on the effect of this tax based on their individual circumstances.

Tax consequences to non-United States persons

As used herein, the term “non-United States person” means a beneficial owner of a note (other than a partnership or an entity treated as a partnership or other pass through entity for U.S. federal income tax purposes) that is not a United States person.

Income, withholding and estate tax

Subject to the discussions of backup withholding and FATCA below:

(a) Payments of principal and interest on a note that is beneficially owned by a non-United States person will not be subject to U.S. federal withholding tax; provided, that in the case of interest,

•	(1) the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Ingredion entitled to vote, (2) the beneficial owner is not a controlled foreign corporation that is related, directly or indirectly, to Ingredion through stock ownership, and (3) either (A) the beneficial owner of the notes certifies (generally on an IRS Form W-8BEN or W-8BEN-E) to the person otherwise required to withhold U.S. federal income tax from such interest, under penalties of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the note on behalf of the beneficial holder certifies to the person otherwise required to withhold U.S. federal income tax from such interest, under penalties of perjury, that the certification described in (A) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof (generally on IRS Form W-8IMY);

•	the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. federal withholding tax and the beneficial owner of the note or such owner’s agent provides an IRS Form W-8BEN or W-8BEN-E claiming the exemption; or

•	the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the note or such owner’s agent provides an IRS Form W-8ECI;

provided that in each such case, the relevant certification or IRS form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold U.S. federal income tax, and none of the persons receiving the relevant certification or IRS form has actual knowledge that the certification or any statement on the IRS form is false;

(b) a beneficial owner that is a non-United States person will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange or other disposition of a note unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or other disposition occurs and certain other conditions are met; and

(c) a note beneficially owned by an individual who at the time of death is not, for U.S. estate tax purposes, a citizen or resident of the United States generally will not be subject to U.S. federal estate tax if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of Ingredion’s stock entitled to vote and, at the time of such individual’s death, the income on the notes would not have been effectively connected with a U.S. trade or business of the individual.

If a non-United States person owning a note is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by the non-United States person), such non-United States person, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on such effectively connected income in the same manner as if it were a United States person. Such a non-United States person will also need to provide a U.S. taxpayer identification number on an IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such non-United States person is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on the portion of any income or gain in respect of the notes taxed as part of such foreign corporation’s effectively connected earnings and profits for the taxable year that are not reinvested in the United States, subject to certain adjustments.

Each non-United States person should be aware that if it does not properly provide the required IRS form specified in paragraph (a), or if the IRS form or, if permissible, a copy of such form, is not properly transmitted to and received by the person otherwise required to withhold U.S. federal income tax, interest on the notes may be subject to U.S. federal withholding tax at a 30% rate. Such tax may, in certain circumstances, be allowed as a refund or as a credit against such non-United States person’s U.S. federal income tax liability, provided that such non-United States person timely files a U.S. federal income tax return for the taxable year in which such amounts are withheld.

The foregoing does not deal with all aspects of U.S. federal income tax withholding that may be relevant to non-United States persons. Potential investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of notes.

Backup withholding and information reporting

Under current Treasury Regulations, backup withholding will not apply to payments to a non-United States person in respect of a note if the certifications required by Sections 871(h) and 881(c) of the Code, which are described above under “Tax consequences to non-United States persons—Income and withholding tax,” are received, provided that the payor does not have actual knowledge that the payee is a United States person.

Under current Treasury Regulations, payments of the proceeds from the sale, exchange or other disposition of a note made to or through a foreign office of a broker (including a custodian, nominee or other agent acting on behalf of the beneficial owner of a note) generally will not be subject to information reporting or backup withholding. However, if such broker is a United States person for U.S. federal income tax purposes, a controlled foreign corporation for U.S. federal income tax purposes, or a foreign person with certain enumerated connections with the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker are subject to information reporting and backup withholding unless the beneficial owner certifies, under penalty of perjury, that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

Non-United States persons should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but such tax may, in certain circumstances, be allowed as a refund or as a credit against such non-United States person’s U.S. federal income tax liability, provided that it timely files a U.S. federal income tax return for the taxable year in which such amounts are withheld.

Interest on a note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the IRS and furnished to such beneficial owner.

FATCA

Pursuant to provisions commonly referred to as FATCA, enacted as of part of the Hiring Incentives to Restore Employment Act of 2010, foreign financial institutions must comply with information reporting rules with respect to their U.S. account holders and investors or bear a new withholding tax on certain U.S. source payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entities do not comply with these reporting requirements, “withholdable payments” made to the noncomplying entity will be subject to a new 30% withholding tax. For this purpose, withholdable payments are U.S.-source payments otherwise subject to nonresident withholding tax and, beginning in 2019, also include the entire gross proceeds from the sale or redemption of debt instruments of U.S. issuers. This withholding tax will apply regardless of whether the payment would otherwise be exempt from withholding tax e.g., under the portfolio interest exemption or as capital gain.

Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules.

If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld under FATCA by filing a U.S. federal income tax return (which may entail significant administrative burden). Beneficial owners should consult their own tax advisors regarding FATCA and whether it may be relevant to their ownership and disposition of the notes.

Underwriting (conflicts of interest)

Subject to the terms and conditions contained in an underwriting agreement, dated as of the date of this prospectus supplement, between us and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the underwriters, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriter	Principal amount of notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$150,000,000
J.P. Morgan Securities LLC	125,000,000
Citigroup Global Markets Inc.	50,000,000
HSBC Securities (USA) Inc.	50,000,000
Mizuho Securities USA Inc.	50,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	15,000,000
BMO Capital Markets Corp.	15,000,000
Loop Capital Markets LLC	15,000,000
U.S. Bancorp Investments, Inc.	15,000,000
Wells Fargo Securities, LLC	15,000,000

Total	$500,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.400%. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.250%, of the principal amount of the notes, to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per note	0.650%
Total	$3,250,000

Expenses associated with this offering to be paid by us, other than underwriting discounts, are estimated to be approximately $1,300,000.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are new issues of securities for which there is currently no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

European Economic Area

This document is not a prospectus for the purposes of the Prospectus Directive (as defined below).

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, an offer of notes which are the subject of the offering contemplated by this document has not and will not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

Each person located in a member state to whom any offer of notes is made or who receives any communication in respect of an offer of notes, or who initially acquires any notes will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and us that (1) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any notes acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the notes acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any member state other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters has been given to the offer or resale; or where notes have been acquired by it on behalf of persons in any member state other than qualified investors, the offer of those notes to it is not treated under the Prospectus Directive as having been made to such persons.

We, the underwriters and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each member state.

We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on our behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this document. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

United Kingdom

This document is only being distributed to, and is only directed at, persons in the United Kingdom that are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) high net worth companies and other entities falling within Article 49(2)(a) to (d) of the Order or (iii) any other persons to whom it may otherwise lawfully be communicated in accordance with the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement, the accompanying prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. In the United Kingdom, the notes offered hereby are only available to, and any investment or investment activity to which this document relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the “FSMA”)) in connection with the issue or sale of the notes has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) and the accompanying prospectus contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The notes offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or arising from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust); (2) where no consideration is given for the transfer; or (3) by operation of law.

Relationships and conflicts of interest

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. In addition, in the ordinary course of their respective businesses, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain affiliates of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mizuho Securities USA Inc., BB&T Capital Markets, a division of BB&T Securities, LLC, BMO Capital Markets Corp., U.S. Bancorp Investments, Inc. and Wells Fargo Securities, LLC are parties to and/or lenders under certain of our credit facilities. Our credit facilities were negotiated on an arms-length basis and contain customary terms pursuant to which the lenders receive customary fees. As affiliates of certain of the underwriters will receive more than 5% of the net proceeds of this offering, not including underwriting compensation, such underwriters have a “conflict of interest,” as defined in FINRA Rule 5121. Consequently, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter having a conflict of interest will confirm sales to accounts over which discretionary authority is exercised without the prior written consent of the accountholder. In accordance with FINRA Rule 5121, a “qualified independent underwriter” is not required because the notes offered are “investment grade rated,” as that term is defined in FINRA Rule 5121.

Extended Settlement

Delivery of the notes is expected to be made against payment for the notes on September 22, 2016, which will be the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially will settle in five business days (T+5), to specify alternate settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisers.

Legal matters

The validity of the notes will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Certain legal matters will also be passed upon for us by Christine M. Castellano, our Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer. Ms. Castellano participates in various employee benefit plans offered by Ingredion and owns or has rights to acquire shares of Ingredion common stock. The underwriters are being represented in connection with this offering by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated balance sheets of Ingredion Incorporated and subsidiaries as of December 31, 2015 and 2014, the related consolidated statements of income, comprehensive income, equity and redeemable equity, and cash flows for each of the years in the three-year period ended December 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. We also file certain reports and other information with the New York Stock Exchange, on which our common stock is traded. Copies of such material can be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our website at www.ingredion.com. However, information on our website is not a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” in this prospectus supplement information in documents that we file with the SEC, which means that we may disclose important business and financial information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. This prospectus supplement incorporates by reference the documents filed by us with the SEC listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2015 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2016 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016; and

•	Current Reports on Form 8-K filed with the SEC on January 6, 2016, February 8, 2016, March 2, 2016 and May 24, 2016.

We will provide free of charge a copy of any or all of the information that has been incorporated by reference in this prospectus supplement if you write to or call us at the following:

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, Illinois 60154

Attention: Corporate Secretary

Telephone: (708) 551-2600

PROSPECTUS

Ingredion Incorporated

Debt Securities

This prospectus contains a general description of the debt securities Ingredion Incorporated may offer for sale from time to time. We will describe the specific terms of these debt securities in supplements to this prospectus. The prospectus supplements may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus, carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” on page 1 of this prospectus.

This prospectus may not be used to offer to sell any securities unless accompanied by a prospectus supplement.

We may sell the debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents designated from time to time. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters, dealers or agents are involved in the sale of any debt securities, the applicable prospectus supplement will set forth the names of such underwriters, dealers or agents and any applicable commissions or discounts. The price to the public of such debt securities and the net proceeds we expect to receive from such sale will also be set forth in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 12, 2016.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus and the applicable prospectus supplement or any related free writing prospectus we authorize that supplements this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration process, we may, at any time and from time to time, in one or more offerings, sell debt securities under this prospectus. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide a prospectus supplement that will contain specific information about the terms of those debt securities and the offering. The prospectus supplement and any related free writing prospectus may also add, update or change the information in this prospectus or in any document incorporated or deemed to be incorporated by reference herein. Please carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the documents incorporated and deemed to be incorporated by reference in this prospectus and the additional information described below under the heading “Where You Can Find More Information.”

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits filed with the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved.

As used in this prospectus, unless stated otherwise or the context requires otherwise, “Ingredion,” “the Company,” “we,” “us” and “our” refer to Ingredion Incorporated and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and related free writing prospectus contain or may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend these forward-looking statements to be covered by the safe harbor provisions for such statements. These forward-looking statements include, among other things, any statements regarding our prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning our prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this prospectus or the documents incorporated or deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement and related free writing prospectus are “forward-looking statements.” These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including:

•	the effects of global economic conditions, including, particularly, the continuation or worsening of the current economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products;

•	our ability to collect our receivables from customers and our ability to raise funds at reasonable rates;

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•	fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations;

•	fluctuations in the markets and prices for our co-products, particularly corn oil;

•	fluctuations in aggregate industry supply and market demand;

•	the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates;

•	volatility and turmoil in the capital markets;

•	the commercial and consumer credit environment;

•	general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products;

•	future financial performance of major industries we serve, including, without limitation, the food and beverage, paper, corrugated and brewing industries;

•	energy costs and availability, freight and shipping costs;

•	changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates;

•	operating difficulties;

•	availability of raw materials, including potato starch, tapioca and the specific varieties of corn upon which our products are based;

•	energy issues in Pakistan;

•	boiler reliability;

•	our ability to effectively integrate and operate acquired businesses;

•	our ability to achieve budgets and to realize expected synergies;

•	our ability to complete planned maintenance and investment projects successfully and on budget;

•	labor disputes;

•	genetic and biotechnology issues;

•	changing consumption preferences, including those relating to high fructose corn syrup;

•	increased competitive and/or customer pressure in the corn-refining industry; and

•	the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.

Forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see the information described below under the heading “Risk Factors.”

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THE COMPANY

We are a leading global ingredients solutions provider. We turn corn, tapioca, potatoes, rice and other vegetables and fruits into value-added ingredients and biomaterials for the food, beverage, paper and corrugating, brewing, pharmaceutical, textile and personal care industries, as well as the global animal feed and corn oil markets.

Our product line includes starches and sweeteners, animal feed products and edible corn oil. Our starch-based products include both food-grade and industrial starches, and biomaterials. Our sweetener products include glucose syrups, high maltose syrups, high fructose corn syrup, caramel color, dextrose, polyols, maltodextrins and glucose and syrup solids.

We believe our approach to production and service, which focuses on local management and production improvements of our worldwide operations, provides us with a unique understanding of the cultures and product requirements in each of the geographic markets in which we operate, bringing added value to our customers through innovative solutions. At the same time, we believe that our corporate functions allow us to identify synergies and maximize the benefits of our global presence.

Our principal executive offices are located at 5 Westbrook Corporate Center, Westchester, Illinois 60154 and our telephone number is (708) 551-2600.

RISK FACTORS

An investment in our debt securities involves significant risks. Before purchasing any debt securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K, as updated by subsequent quarterly and other reports we file with the SEC that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial condition, results of operations or liquidity could be adversely affected by any of these risks.

The risks and uncertainties we describe are not the only ones we face. Additional risks and uncertainties not known to us or that we deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition, results of operations or liquidity could result in a decline in the value of the debt securities and the loss of all or part of your investment.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the debt securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment or refinancing of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratios of earnings to fixed charges for each of the periods indicated are set forth below. The information set forth below should be read together with the financial statements and the accompanying notes incorporated by reference into this prospectus. See “Where You Can Find More Information.”

	Six Months Ended June 30,	Year Ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges (1)	10.74x	9.01x	7.79x	7.79x	8.06x	7.65x

(1)	The ratio of earnings to fixed charges equals earnings divided by fixed charges. Earnings is defined as income before income taxes and earnings of non-controlling interests, plus fixed charges, minus capitalized interest. Fixed charges is defined as interest expense on debt, plus amortization of discount on debt, plus interest portion of rental expense on operating leases.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities under an indenture dated as of August 18, 1999 between us and The Bank of New York Mellon Trust Company, N.A. (as successor trustee to The Bank of New York), as trustee. We have summarized selected provisions of the indenture and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indenture. If you would like more information on the provisions of the indenture, you should review the indenture, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indenture before investing in our debt securities.

References in this section of the prospectus to “Ingredion,” the “Company,” “we,” “us” and “our” are only to Ingredion Incorporated, the issuer of the debt securities, and not to its subsidiaries.

General

We may issue debt securities, at any time and from time to time, in one or more series without limitation on the aggregate principal amount. We may, from time to time, without giving notice to or seeking the consent of the holders or beneficial owners of debt securities of any series outstanding, “reopen” that series of debt securities by issuing additional debt securities of that series having the same ranking, interest rate, maturity and other terms (except for the issue date, issue price and, in some cases, the first interest payment date, and the date from which interest will begin to accrue) as the debt securities of that outstanding series. We will not, however, issue such additional debt securities of any series with the same CUSIP number as the outstanding series of debt securities if they are not fungible for U.S. federal income tax purposes with the outstanding series of debt securities. Any such additional debt securities will constitute part of the same series as such outstanding debt securities.

The debt securities will be unsecured and will rank equally with all our unsecured and unsubordinated indebtedness. The terms of any series of debt securities will be set forth in (or determined in accordance with) a resolution of our board of directors or in a supplement to the indenture relating to that series. The terms of our debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939, as amended.

A supplement to this prospectus will describe specific terms relating to the series of debt securities being offered. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. These terms will include some or all of the following:

•	the title of the series of debt securities;

•	the aggregate principal amount of the series;

•	the interest rate or rates, if any (which may be fixed or variable), or the formula or method by which interest shall accrue, interest payment dates and corresponding record dates, and whether we may defer interest payments;

•	the date or dates of maturity;

•	whether the debt securities can be redeemed by us;

•	whether the holders will have the right to cause us to repurchase the debt securities;

•	whether there will be a sinking fund;

•	the portion of the debt securities due upon acceleration of maturity upon an Event of Default;

•	the denominations in which the debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

•	the form used to evidence ownership of the debt securities;

•	whether the debt securities are convertible;

•	the manner and place of payment of principal (and premium, if any) and interest;

•	additional offices or agencies for registration of transfer and exchange and for payment of the principal, premium (if any), and interest;

•	whether the debt securities will be registered or unregistered, and the circumstances upon which such debt securities may be exchanged for debt securities issued in a different form (if any);

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities and, if so, the depositary for such global securities and the circumstances upon which global securities may be exchanged for debt securities issued in a different form (if any);

•	if denominated in a currency other than United States dollars, the currency, currency units or composite currency in which the debt securities are to be denominated, or in which payments of the principal, premium (if any), and interest will be made and the circumstances when the currency of payment may be changed (if any);

•	if we or a holder can choose to have the payments of the principal, premium (if any), or interest made in a currency, currency units or composite currency other than that in which the debt securities are denominated or payable, how such a choice will be made and how the exchange rate between the two currencies will be determined;

•	if the payments of principal, premium (if any), or interest may be determined with reference to one or more securities issued by us, or another company, or any index, how those amounts will be determined;

•	whether defeasance provisions will not apply; and

•	any other terms consistent with the indenture.

Each prospectus supplement will also describe any special provisions for payment of additional amounts with respect to debt securities of any series.

Each series of debt securities will be a new issue with no established trading market. There can be no assurance that there will be a liquid trading market for the debt securities.

We may purchase debt securities at any time in the open market or otherwise. Debt securities we purchase may, in our discretion, be held or resold, canceled or used by us to satisfy any sinking fund or redemption requirements.

Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate may be sold at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in a prospectus supplement.

If the purchase price of any of the offered debt securities is denominated in a foreign currency or currencies or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to the issue of debt securities and such foreign currency or currencies will be set forth in the applicable prospectus supplement.

Denominations, Registration, Transfer and Exchange

Unless otherwise specified in the applicable prospectus supplement, the debt securities of any series will be issued only as registered securities, in global form and in denominations of $1,000 and any integral multiple thereof, and will be payable only in U.S. dollars. For more information regarding debt securities issued in global form, see “—Book-Entry Securities” below.

Registered debt securities of any series (other than registered debt securities in global form) will be exchangeable for other registered debt securities of the same series in the same aggregate principal amount and having the same stated maturity date and other terms and conditions. Upon surrender for registration of transfer of any registered debt security of any series at the office or agency maintained for that purpose, we will execute, and the trustee will authenticate and deliver, in the name of the designated transferee, one or more new registered debt securities of the same series in the same aggregate principal amount of authorized denominations and having the same stated maturity date and other terms and conditions. We may not impose any service charge, other than any required tax or other governmental charge, on the transfer or exchange of debt securities.

We are not required to issue, register the transfer of or exchange (i) debt securities of any series during the period of 15 days next preceding the mailing of a notice of redemption of such series, (ii) any debt security so selected for redemption in whole or in part, except for the unredeemed portion of any debt security being redeemed in part or (iii) any debt security that has been surrendered for repayment at the option of the holder, except any portion of such debt security not to be so repaid.

Payment and Paying Agents

If we issue a series of debt securities only in registered form, we will maintain in Chicago, Illinois or New York, New York, or at such other locations as we may from time to time designate for any series of debt securities an office or agency where those debt securities may be presented or surrendered for payment or for registration of transfer or exchange and where holders may serve us with notices and demands in respect of the debt securities of that series and the indenture. We may also maintain an office or agency in a place of payment for that series of debt securities located outside the United States, where any registered debt securities of that series may be surrendered for registration of transfer or exchange and where holders may serve us with notices and demands in respect of those debt securities and the indenture.

We will give written notice to the trustee of the location, and any change in the location, of such office or agency. If we fail to maintain any required office or agency or fail to furnish the trustee with the address of such office or agency, presentations, surrenders, notices and demands may be made or served at the corporate trust office of the trustee. We have appointed the trustee under the indenture as our agent to receive all presentations, surrenders, notices and demands with respect to a series of debt securities. Unless otherwise specified in the applicable prospectus supplement, the applicable trustee’s corporate trust office in the Borough of Manhattan, The City of New York will be the office at which such presentations, surrenders, notices and demands may be made.

The principal of, premium, if any, and interest on the debt securities of any series will be payable at the office or agency maintained by us for that purpose; provided that payments of interest may be made at our option by check mailed to the address of the persons entitled thereto or by wire transfer to an account maintained by the payee located in the United States.

Certain Restrictions

The restrictions summarized in this section apply to all debt securities unless a prospectus supplement indicates otherwise. Certain terms used in the following description of these restrictions are defined under the caption “Certain Definitions” at the end of this section.

Limitations on Secured Debt. If we or our Tax Consolidated Subsidiaries incur Indebtedness secured by a Lien on Principal Property (including Capital Stock or indebtedness of any Subsidiary), we are required to secure the then outstanding debt securities (together with, if the Company shall so determine, any other Indebtedness of or guaranteed by us ranking equally with the outstanding debt securities) equally and ratably with (or prior to) such secured debt.

The indenture permits us to create the following types of Liens, which we refer to as Permitted Encumbrances, without securing the debt securities:

•	liens existing at the time of acquisition of the affected property or purchase money liens incurred within 270 days after acquisition of the property;

•	liens affecting property of a Person existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with or purchased by us or a Tax Consolidated Subsidiary;

•	liens existing on the date of the indenture;

•	certain liens in connection with legal proceedings and government contracts and certain deposits or liens made to comply with government contracts or statutes;

•	certain statutory liens or similar liens arising in the ordinary course of business;

•	liens for certain judgments and awards; and

•	certain extensions, renewals or replacements of any liens referred to above.

Limitations on Sale and Lease-Back Transactions. We and our Tax Consolidated Subsidiaries may not sell or transfer any property with the intention of entering into a lease of such property (except for certain temporary leases of a term, including renewals, not exceeding five years) unless any one of the following is true:

•	the transaction is to finance all or part of the purchase price of property acquired or constructed;

•	the transaction involves the property of a Person that is merging or consolidating with us or one of our Tax Consolidated Subsidiaries or that is selling, leasing or otherwise disposing of substantially all of its assets to us or one of our Tax Consolidated Subsidiaries;

•	certain transactions with a governmental entity;

•	the transaction is an extension, renewal or replacement of one of the items listed above; or

•	within 120 days after the effective date of such transaction, we or a Tax Consolidated Subsidiary repays our Funded Debt, the debt securities of any series, the Funded Debt of any Subsidiary or preferred stock of any Subsidiary or purchases certain other property in an amount equal to the greater of (1) the net proceeds of the sale of the property leased in such transaction or (2) the fair value, in the opinion of our board of directors, of the leased property at the time of such transaction.

Exempted Indebtedness. Notwithstanding the limitations on secured debt and sale and lease-back transactions, we and our Tax Consolidated Subsidiaries may incur, assume, or guarantee Indebtedness secured by a Lien without securing the debt securities, or may enter into sale and lease-back transactions without retiring Funded Debt, or enter into a combination of such transactions, if the sum of the principal amount of all such Indebtedness and the aggregate value of all such sale and lease-back transactions (excluding sale and lease-back transactions of the type set forth in the bullet points above under “—Certain Restrictions—Limitations on Sale and Lease-Back Transactions”) does not at any such time exceed 10% of our Consolidated Net Tangible Assets.

Merger, Consolidation and Sale of Assets. We may not consolidate with, or merge into, or sell, lease or convey all or substantially all of our assets to any other person, unless:

•	either the Company is the continuing corporation, or the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by sale, lease or conveyance all or substantially all of our assets is a United States, United Kingdom, Italian, French, German, Japanese or Canadian corporation which assumes all of our obligations under the debt securities and under the indenture; and

•	after giving effect to the merger, consolidation, sale, lease or conveyance, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing.

Payments on the debt securities may become subject to non-U.S. withholding tax if the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by sale, lease or conveyance all or substantially all of our assets is not a United States corporation. No additional amounts will be payable for any U.S. or non-U.S. taxes withheld from any payment on the debt securities.

If we sell, lease or convey substantially all our assets and the purchaser or lessee assumes our obligations under the indenture, we will be discharged from all obligations under the indenture and the debt securities.

Certain Definitions

Set forth below is a summary of certain defined terms as used in the indenture. See Article One of the indenture for the full definition of all such terms.

“Capital Stock” means and includes any and all shares, interests, participations or other equivalents (however designated) of ownership in a corporation or other Person.

“Consolidated Net Tangible Assets” means the aggregate amount of all assets (less depreciation, valuation and other reserves and items deductible therefrom under generally accepted accounting principles) after deducting (a) all goodwill, patents, trademarks and other like intangibles and (b) all current liabilities (excluding any current liabilities that are extendible or renewable at our option for a time more than twelve months from the time of the calculation) as shown on our most recent consolidated quarterly balance sheet.

“Funded Debt” means any Indebtedness maturing by its terms more than one year from its date of issuance (notwithstanding that any portion of such Indebtedness is included in current liabilities).

“Indebtedness” means with respect to any Person (i) any liability of such Person (a) for borrowed money, or (b) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations but excluding trade payables), or (c) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause (i) that such Person has guaranteed, that is recourse to such Person or that is otherwise its legal liability; and (iii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) and (ii) above.

“Lien” means any mortgage, pledge, security interest, lien, charge or other encumbrance.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

“Principal Property” means any manufacturing, processing or warehouse facility owned or leased (under capital leases) by us or one of our Tax Consolidated Subsidiaries located within the United States, the gross book value of which exceeds one percent of Consolidated Net Tangible Assets, other than any manufacturing, processing or warehouse facility (or portion thereof) that is financed by a governmental entity or that, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Subsidiaries, taken as a whole.

“Subsidiary” means any corporation of which we control at least a majority of the outstanding stock capable of electing a majority of the directors of such corporation. In this context, control means that we or our Subsidiaries own the stock, or that we or our subsidiaries have the power to direct the voting of the stock, or any combination of these items so long as we have the ability to elect a majority of the directors.

“Tax Consolidated Subsidiary” means a Subsidiary with which we would be entitled to file a consolidated federal income tax return.

Events of Default

Under the indenture, “Event of Default” means, with respect to any series of debt securities:

•	failure to pay interest that continues for 30 days after payment is due;

•	failure to make any principal or premium (if any) payment when due;

•	default in the deposit of any sinking fund payment in respect of the debt securities of such series;

•	failure to comply with any of our other agreements contained in the indenture or in the debt securities of such series for 90 days after the trustee notifies us of such failure (or the holders of at least 25% in principal amount of the outstanding debt securities of all series affected by such failure notify us and the trustee);

•	failure to pay any principal, premium (if any) or interest when due on any of our Indebtedness which is outstanding in a principal amount of at least $25 million in the aggregate (excluding Indebtedness evidenced by the debt securities or otherwise arising under the indenture (the “other Indebtedness”)), and the continuation of such failure after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or

•	the occurrence or existence of any other event or condition under any agreement or instrument relating to any such other Indebtedness that continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such other Indebtedness, or

•	the declaration that any such other Indebtedness is due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or the requirement that an offer to prepay, redeem, purchase or defease such other Indebtedness be made, in each case prior to the stated maturity thereof;

•	certain events of bankruptcy, insolvency or reorganization involving us; or

•	any other Event of Default described in the applicable prospectus supplement.

In general, the trustee must give both us and you notice of a default for the debt securities you hold. The trustee may withhold notice to you (except defaults as to payment of principal, premium or interest) if it determines that the withholding of such notice is in the interest of the holders affected by the default.

If an Event of Default shall have occurred and is continuing with respect to debt securities of any series, then, unless the principal of all the debt securities of such series shall have already become due and payable, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the entire principal of (and premium, if any, on) and accrued interest on such series of debt securities to be due and payable immediately and, in which case, such principal (premium, if any) and accrued interest shall be immediately due and payable. However, upon certain conditions, such declaration may be annulled and past defaults (except, unless cured, a default in payment of principal of (or premium, if any, on) or interest on such series of debt securities) may be waived by the holders of a majority in principal amount of such series of debt securities.

The indenture contains provisions entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the debt securities outstanding thereunder before proceeding to exercise any right or power under the indenture at the request of the holders of such debt securities. The indenture also provides that the holders of a majority in principal amount of the outstanding debt securities of any series affected may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercise any trust or power conferred on the trustee, provided that (i) such direction does not conflict with any rule of law or the indenture, (ii) the trustee may take any other action that is not inconsistent with such direction and (iii) the trustee need not take any action which might involve it in personal liability or be unjustly prejudicial to the holders of debt securities of the affected series not joining in the giving of such direction. The indenture contains a covenant that we will file annually with the trustee a certificate as to our compliance with all conditions and covenants under the indenture or setting forth the circumstances of any failure to so comply and the steps taken or proposed to be taken to eliminate such failure.

The indenture limits the right to institute legal proceedings. No holder of any debt security of any series will have the right to institute any proceeding with respect to the indenture, or for any remedy under the indenture unless:

•	such holder has previously given written notice of a continuing Event of Default to the trustee;

•	the holders of not less than 25% in principal amount of the outstanding debt securities of such series shall have made a written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee;

•	the trustee fails to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and

•	no direction inconsistent with the written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding debt securities of such series.

However, any right of a holder of any debt security to receive payment of the principal of (premium, if any) and any interest on such debt security on or after the dates expressed in such debt security and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without the consent of such holder.

Modification of the Indenture

With the consent of the holders of at least a majority of the principal amount of a series of the debt securities outstanding, we may change the indenture or enter into a supplemental indenture that will then be binding upon that series. However, no changes in a series of debt securities may be made in this way that:

•	extends the final maturity date;

•	reduces the principal amount thereof, or reduces the rate or extends the time of payment of interest thereon;

•	changes the currency of the debt;

•	reduces the premium (if any) payable upon redemption;

•	reduces the amount to be paid upon acceleration of maturity; or

•	reduces the majority consent required for changes to the indenture.

In addition, we may modify the indenture without the consent of the holders to, among other things:

•	add covenants;

•	change or eliminate provisions of the indenture so long as such changes do not adversely affect current holders of any outstanding debt securities;

•	cure any ambiguity or correct any provision which may be defective or inconsistent with any other provision contained in the indenture; and

•	make such other provisions in regards to matters or questions arising under the indenture as shall not adversely affect the interests of holders of debt securities of any series.

Defeasance of Debt Securities and Certain Covenants

Unless otherwise provided in the applicable prospectus supplement, the following provisions shall apply to each series of debt securities.

Legal Defeasance. The indenture provides that, with respect to any series of debt securities, upon satisfaction of the conditions specified in the indenture, we shall be deemed to have been discharged from our obligations with respect to all outstanding debt securities of such series on the date those conditions are satisfied. This means that we shall be deemed to have paid and discharged the entire indebtedness represented by such outstanding debt securities and to have satisfied all our other obligations under such outstanding debt securities and, insofar as such debt securities are concerned, the indenture, except for:

•	the rights of holders of outstanding debt securities of such series to receive, solely from the trust fund described in clause (a) under “—Conditions to Legal Defeasance and Covenant Defeasance” below, payments of the principal of (and premium, if any, on) and interest on the outstanding debt securities of such series when due; and

•	a limited number of other provisions of the indenture, including provisions relating to: (i) transfers and exchanges of, and the maintenance of offices or agencies for paying or registering the transfer or exchange of, the debt securities of such series; (ii) the replacement of stolen, lost or mutilated debt securities of such series; (iii) the duties and rights of paying agents, the compensation and reimbursement of the trustee and resignation and removal of a trustee; (iv) redemption of such debt securities; and (v) the defeasance provisions of the indenture.

We refer to this as “legal defeasance.”

Covenant Defeasance. The indenture further provides that, with respect to any series of debt securities, upon satisfaction of the conditions specified in the indenture, we will be released, on and after the date such conditions are satisfied, from our obligations with respect to all outstanding debt securities of such series under the covenants described above under the heading “—Certain Restrictions,” any additional covenants applicable to the debt securities of such series which may be identified in the applicable prospectus supplement as being subject to covenant defeasance and the Events of Default described under the fourth bullet point under the heading “—Events of Default” above. This means that, with respect to the outstanding debt securities of such series, we may omit to comply with and shall have no liability for any such covenant and such omission to comply will not constitute an Event of Default or an event which after notice or passage of time or both would be an Event of Default. We refer to this as “covenant defeasance.”

Conditions to Legal Defeasance and Covenant Defeasance. In order to effect legal defeasance or covenant defeasance of the debt securities of any series, the following conditions must be satisfied, among other things:

(a) we must irrevocably deposit or cause to be deposited with the trustee as trust funds (i) an amount in cash, (ii) Government Obligations applicable to such debt securities that, through the payment of principal and interest in accordance with their terms, will provide, not later than the opening of business on the due date of any payment of principal (including any premium) and interest, if any, under such debt securities, money in an amount, or (iii) a combination of cash and Government Obligations, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification delivered to the trustee, to pay and discharge, the principal of (and premium, if any, on) and interest on such outstanding debt securities on the stated maturity (or redemption date, if applicable) of such principal (and premium, if any) or installment of interest and any mandatory sinking fund payments or analogous payments applicable to such outstanding debt securities when due and payable;

(b) we have paid all other sums payable in respect of the debt securities of such series, and such payment and the deposit will not result in a breach or violation of, or constitute a default under, the indenture or any other agreement or instrument to which the Company is a party or by which it is bound;

(c) no Event of Default or event which after notice or passage of time or both would be an Event of Default with respect to the debt securities of that series will have occurred and be continuing on the date of such deposit and no Event of Default described under the fifth, sixth and seventh bullet points under the heading “—Events of

Default” above or event which after notice or passage of time or both would be an Event of Default described under the fifth, sixth and seventh bullet points under the heading “—Events of Default” above shall have occurred and be continuing on the 91st day after the date of such deposit; and

(d) we must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

If we exercise our option to effect covenant defeasance with respect to any series of debt securities and those debt securities are declared due and payable because of the occurrence of an Event of Default (including an Event of Default due to our failure to comply with any covenant that remains in effect following such covenant defeasance), the amount of money and/or Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series on the dates those payments are due or, if applicable, on a redemption date, but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Unless otherwise provided in the applicable prospectus supplement, when we use the term “Government Obligations,” we mean (i) direct noncallable obligations of the government which issued the currency in which the debt securities of that series are denominated or (ii) noncallable obligations the payment of principal of and interest on which is fully guaranteed by such government and which, in either case, are full faith and credit obligations of such government.

Satisfaction and Discharge

The indenture will cease to be of any further effect with respect to any series of debt securities issued thereunder if:

•	all outstanding debt securities of such series have (subject to certain exceptions) been delivered to the trustee for cancellation; or

•	all outstanding debt securities of such series and, in the case of the following clause (i) or (ii), not previously delivered to the trustee for cancellation, (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year, or (iii) if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, and, in each such case, we have irrevocably deposited with the trustee as trust funds in trust an amount in cash sufficient to pay at stated maturity or upon redemption such debt securities not previously delivered to the trustee for cancellation, for principal (and premium, if any) and interest to the stated maturity or redemption date, as the case may be;

and, in either case, we also pay or cause to be paid all other sums payable under the indenture by us with respect to the debt securities of that series and satisfy certain other conditions specified in the indenture. We refer to this as “satisfaction and discharge.”

Notwithstanding the satisfaction and discharge of the indenture with respect to the debt securities of any series, a limited number of provisions of the indenture shall remain in effect.

Book-Entry Securities

The debt securities of a series will be represented by one or more global securities. Unless otherwise indicated in the prospectus supplement, the global security representing the debt securities of a series will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”), or other successor depositary we appoint and registered in the name of the depositary or its nominee. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

We anticipate that DTC will act as depositary for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully-registered global security will be issued with respect to each $500 million of principal amount of debt securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of debt securities of such series.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security will be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyances of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the debt securities of a series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such series to be redeemed.

In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co will consent or vote with respect to such debt securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities of the series are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal of, and premium, if any, and interest, if any, on the debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium and interest to Cede & Co. is the responsibility of us or the trustee. Disbursement of payments from Cede & Co. to direct participants is DTC’s responsibility. Disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

In any case where we have made a tender offer for the purchase of any debt securities, a beneficial owner must give notice through a participant to a tender agent to elect to have its debt securities purchased or tendered. The beneficial owner must deliver debt securities by causing the direct participants to transfer the participant’s interest in the debt securities, on DTC’s records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase is satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered debt securities to the tender agent’s account.

DTC may discontinue providing its services as depositary for the debt securities at any time by giving reasonable notice to us or the trustee. Under these circumstances, if a successor depositary is not obtained, then debt security certificates must be delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, debt security certificates will be delivered.

Governing Law

The indenture is and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

The Bank of New York Mellon Trust Company, N.A. (as successor trustee to The Bank of New York), or any successor thereto, will serve as trustee under the indenture. The Bank of New York Mellon Trust Company, N.A. is one of a number of banks with which we maintain ordinary banking relationships and from which we have obtained credit facilities and lines of credit.

The trustee under the indenture may resign with respect to one or more series of debt securities or may be removed with respect to any series of debt securities by holders of not less than a majority in principal amount of outstanding debt securities of such series and a successor trustee may be appointed to act with respect to each such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities under the indenture, each such trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other such trustee, and any action described herein to be taken by the trustee may then be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

PLAN OF DISTRIBUTION

We may sell the debt securities covered by this prospectus in any of the following ways:

•	directly to one or more purchasers;

•	through underwriters, dealers or agents; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any direct purchasers or any underwriters, dealers or agents and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, Christine M. Castellano, our Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer, and Sidley Austin LLP, Chicago, Illinois, special counsel to the Company, will pass upon certain legal matters for us with respect to the debt securities. Ms. Castellano participates in various employee benefit plans offered by the Company and owns or has rights to acquire shares of the Company’s common stock.

EXPERTS

The consolidated balance sheets of Ingredion Incorporated and subsidiaries as of December 31, 2015 and 2014, the related consolidated statements of income, comprehensive income, equity and redeemable equity, and cash flows for each of the years in the three-year period ended December 31, 2015 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. We also file certain reports and other information with the New York Stock Exchange, on which our common stock is traded. Copies of such material can be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005. Information about us, including our SEC filings, is also available through our website at www.ingredion.com. However, information on our website is not a part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” in this prospectus information in documents that we file with the SEC, which means that we may disclose important business and financial information to you by referring you to those documents. The information incorporated or deemed to be incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. This prospectus incorporates by reference the documents filed by us with the SEC listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules.

•	Annual Report on Form 10-K for the year ended December 31, 2015 (including those portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 5, 2016 that are incorporated by reference into Part III of such Annual Report on Form 10-K);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016; and

•	Current Reports on Form 8-K filed with the SEC on January 6, 2016, February 8, 2016, March 2, 2016 and May 24, 2016.

We will provide free of charge a copy of any or all of the information that has been incorporated by reference in this prospectus if you write to or call us at the following:

Ingredion Incorporated

5 Westbrook Corporate Center

Westchester, Illinois 60154

Attention: Corporate Secretary

Telephone: (708) 551-2600